Filed Pursuant to Rule 424(b)(3)
              under the Securities Act of 1933, as amended (File No. 333-136847)

Prospectus

                     CHINA HOUSING & LAND DEVELOPMENT, INC.
                                928,835 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of up to 928,835 shares of our common stock, including up to 309,612 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

      Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "CHLN". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 22, 2006, was $3.55.

      Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

      No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 14, 2006.

                                Table Of Contents

PROSPECTUS SUMMARY.........................................................    3

RISK FACTORS...............................................................    6

USE OF PROCEEDS............................................................   12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................   12

BUSINESS...................................................................   17

MARKETING..................................................................   21

FACILITIES.................................................................   23

EMPLOYEES..................................................................   24

LEGAL PROCEEDINGS..........................................................   24

MANAGEMENT.................................................................   24

EXECUTIVE OFFICERS AND DIRECTORS...........................................   24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................   26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   26

DESCRIPTION OF SECURITIES TO BE REGISTERED.................................   27

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.............................   27

PLAN OF DISTRIBUTION.......................................................   27

PENNY STOCK................................................................   29

SELLING STOCKHOLDERS.......................................................   30

LEGAL MATTERS..............................................................   31

EXPERTS....................................................................   31

AVAILABLE INFORMATION......................................................   31

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "China Housing," "CHLN," the "Company," "we," "us," and "our" refer to China Housing & Land Development, Inc.

                     CHINA HOUSING & LAND DEVELOPMENT, INC.

      We primarily engage in the development and sale of commercial and residential real estate.

      We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 16,000,000 shares of our common stock.

      For the six month period from ended June 30, 2006, we have revenue of $36,239,053, with gross profits of $10,296,427.

      Our executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054, and our telephone number 86-029-82582632. We are a Nevada corporation.

The Offering

Common stock offered by selling    928,835 shares, including up to 309,612
  stockholders..................   shares of common stock issuable upon the
                                   exercise of common stock purchase warrants at an exercise price of $3.60 per share.

Common stock to be outstanding
  after the offering............   20,928,835 shares

Use of proceeds.................   We will not receive any proceeds from the
                                   sale of the common stock hereunder.  See
                                   "Use of Proceeds" for a complete description.

OTCBB Symbol....................   CHLN

                         Summary of Recent Transactions

Acquisition of Xian Tsining Housing Development Co., Ltd.

      On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 16,000,000 shares of our common stock.

      Concurrently with the closing of the purchase agreement and as a condition thereof, we entered into an agreement with Deljit Bains and Davinder Bains, our executive officers, pursuant to which they each returned 4,000,000 shares of our common stock to us for cancellation. They were not compensated in any way for the cancellation of their shares of our common stock. Upon completion of the foregoing transactions, we had an aggregate of 20,000,000 shares of common stock issued and outstanding. The shares of common stock issued to the shareholders of Tsining were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended.

Private Offering of Units

June 28, 2006

      On June 28, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

      In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 66,154 shares of common stock on the same terms and conditions as the investors.

July 7, 2006

      On July 7, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

      In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

August 21, 2006

      On August 21, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $812,500 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

      In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 50,000 shares of common stock on the same terms and conditions as the investors.

                                  RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                          Risks Related To Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of its control, such as changes in consumer confidence and declines in employment levels.

      Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause its operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in its revenues could in turn negatively affect the market price of its securities.

An increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for the Company's homes.

      Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain the financing they would need in order to purchase our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. For example, if mortgage financing became less available, demand for its homes could decline. A reduction in demand could also have an adverse effect on the pricing of our homes because we and our competitors may reduce prices in an effort to better compete for home buyers. A reduction in pricing could result in a decline in revenues and in our margins.

We could experience a reduction in home sales and revenues or reduced cash flows if we are unable to obtain reasonably priced financing to support its homebuilding and land development activities.

      The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance its homebuilding and land development activities. Although we believe that internally generated funds and current borrowing capacity will be sufficient to fund our capital and other expenditures (including land acquisition, development and construction activities), the amounts available from such sources may not be adequate to meet our needs. If such sources are not sufficient, we would seek additional capital in the form of debt or equity financing from a variety of potential sources, including bank financing and/or securities offerings. The availability of borrowed funds, to be utilized for land acquisition, development and construction, may be greatly reduced, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with new loans. The failure to obtain sufficient capital to fund its planned capital and other expenditures could have a material adverse effect on our business.

We are subject to extensive government regulation which could cause it to incur significant liabilities or restrict it business activities.

      Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict its business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

The terms of any future financing may adversely affect your interest as stockholders.

      If we require additional financing in the future, it may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in us. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon our liquidation. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender's consent will be required before we can take certain actions. Similarly, the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in us.

We do not anticipate paying dividends on the Common Stock.

      We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt its business operations.

      Our future success will depend in substantial part on the continued service of our senior management, including Mr. Lu Pingji, our Chairman and Chief Executive Officer, and Mr. Feng Xiaohong, our Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life or other insurance in respect of any of its officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the People's Republic of China, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

                 Risks Related To the People's Republic of China

The People's Republic of China's Economic Policies could affect our Business.

      Substantially all of our assets are located in the People's Republic of China and substantially all of our revenue is derived from our operations in The People's Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People's Republic of China.

      While the People's Republic of China's economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People's Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

      The economy of the People's Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People's Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People's Republic of China's economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the People's Republic of China may hamper our ability to remit income to the United States.

      The People's Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our directors believe that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to our stockholders.

Although we do import goods into or export goods out of the People's Republic of China, fluctuation of the Renminbi may indirectly affect its financial condition by affecting the volume of cross- border money flow.

      The value of the Renminbi fluctuates and is subject to changes in the People's Republic of China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People's Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets. As of August 22, 2006, the exchange rate between the Renminbi and the United States dollar was 7.9663 Renminbi to every one United States dollar.

We may face obstacles from the communist system in the People's Republic of China.

      Foreign companies conducting operations in the People's Republic of China face significant political, economic and legal risks. The Communist regime in the People's Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the People's Republic of China.

      The People's Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the People's Republic of China.

      Because the Company's executive officers and directors, including, the chairman of it's board of directors, are Chinese citizens it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or its officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the People's Republic of China it would also be extremely difficult to access those assets to satisfy an award entered against it in a United States court.

We may face judicial corruption in the People's Republic of China.

      Another obstacle to foreign investment in the People's Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the People's Republic of China's poorly developed and sometimes corrupt judicial systems.

                         Risks Related To This Offering

There Is No Assurance Of An Established Public Trading Market, Which Would Adversely Affect The Ability Of Investors In Our Company To Sell Their Securities In The Public Markets.

      Although our common stock trades on the Over-the-Counter Bulleting Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

      o     the issuance of new equity securities;

      o     changes in interest rates;

      o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o     variations in quarterly operating results;

      o     change in financial estimates by securities analysts;

      o     the depth and liquidity of the market for our common stock;

      o investor perceptions of our company and the technologies industries generally; and

      o     general economic and other national conditions.

The Limited Prior Public Market And Trading Market May Cause Volatility In The Market Price Of Our Common Stock.

      Our common stock is currently traded on a limited basis on the OTCBB under the symbol "CHLN." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

      o investors may have difficulty buying and selling or obtaining market quotations;

      o     market visibility for our common stock may be limited; and

      o a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our Common Stock Could Be Considered To Be A "Penny Stock."

      Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;
(iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-Dealer Requirements May Affect Trading And Liquidity.

      Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

      Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock, As The Future Sale Of A Substantial Amount Of Our Restricted Stock In The Public Marketplace Could Reduce The Price Of Our Common Stock.

      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders' common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

      Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock was listed on the Over-the-Counter Bulletin Board under the symbol "PNWP" and on May 5, 2006 our symbol was changed to "CHLN". Historically the shares have traded very infrequently and actual price information is not readily available.

      As of August 22, 2006, there were approximately 23 holders of record of our common stock.

Dividends

      We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                      Number of securities
                                     Number of securities                           remaining available for
                                       to be issued upon      Weighted average       future issuance under
                                          exercise of        exercise price of     equity compensation plans
                                     outstanding options,   outstanding options,     (excluding securities
                                      warrants and rights   warrants and rights     reflected in column (a)
           Plan category                      (a)                    (b)                      (c)
----------------------------------   --------------------   --------------------   -------------------------
Equity compensation plans approved
  by security holders                         -0-                    -0-                      -0-

Equity compensation plans not
  approved by security holders                -0-                    -0-                      -0-

Total                                         -0-                    -0-                      -0-

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Corporate History

We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People's Republic of China, and each of Tsining's shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 2,000,000 shares of our common stock. On May 4, 2006, we changed our name to China Housing & Land Development, Inc.

Three Months Ended June 30, 2006 Compared To Three Months Ended June 30, 2005

Revenue

We generated revenues of $18,371,816 for the three months ended June 30, 2006, an increase of $4,334,306 or 30.9%, compared to $14,037,510 for the three months ended June 30, 2005.

We recognize revenue when a sale is consummated, which only occurs when a project is completed. For the three-month period ended June 30, 2006, we had revenues of $11,435,418 for Tsining JunjingYuan, $6,454,132 for Tsining-24G, $175,524 for Tsining Gangwan and $230,200 for other projects. The increase in sales for the three periods ended June 30, 2006 compared to the same periods this year, was due to an increase in our sales in our Tsining JunjingYuan and Tsining-24G projects. In the same periods this year, we had revenues of $9,056,351 for Tsining JunjingYuan, $1,027,638 for Tsining-Gangwan, and $3,953,521 for other projects.

Costs and Expenses

Our costs and expenses for the three months ended June 30, 2006 compared to the three months ended June 30, 2005 were in line with the increased revenue from the sale of properties.

The cost of properties sold for the three months ended June 30, 2006 was $10,815,816, an increase of $2,299,741 or 27.0% compared to $8,516,075 for the three months ended June 30, 2005. This is in line with the 31.5% increase in revenues generated by the Company from the sale of properties during the same two periods.

Other expenses for three months ended June 30, 2006 was $128,326, an increase of $114,909 or 856.4% compared to $13,417 for the three months ended June 30, 2005. This increase represents less than 1% of all costs and expenses incurred during the three months ended June 30, 2006.

Our selling, general and administrative expense for the three months ended June 30, 2006 was $1,818,925, an increase of $664,664 or 57.6% compared to $1,154,261 for the three months ended June 30, 2005. Selling, general and administrative expense reflects our overhead expenses such as office rent, management and staff salaries, general insurance, accounting and legal expenses. We staff our sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Interest Expense

We incurred interest expense for the three months ended June 30, 2006 of $532,957, an increase of $86,821 or 19.5% compared to $446,136 for the three months ended June 30, 2005. Of these amounts, $505,542 was capitalized for the three months ended June 30, 2006 compared to $282,335 for the three months ended June 30, 2005.

Operating Income Before Income Tax

We had operating income before income tax of $5,581,334 for the three months ended June 30, 2006, an increase of $1,391,378 or 33.2%, compared to $4,189,956 for the three months ended June 30, 2005.

Net Income

Our net income for the three months ended June 30, 2006 was $3,740,142, an increase of $861,112 or 29.9% compared to $2,879,030 for the three months ended June 30, 2005 which is a direct result of the 31.5% increase of revenues earned from the sale of properties.

Six Months Ended June 30, 2006 Compared To Six Months Ended June 30, 2005

Revenue

We generated revenues of $36,239,053 for the six months ended June 30, 2006, an increase of $7,261,290 or 25.1%, compared to $28,977,763 for the six months ended June 30, 2005.

For the six-month period ended June 30, 2006, we had revenues of $29,234,531 for Tsining JunjingYuan, $6,454,132 for Tsining-24G, $175,524 for Tsining Gangwan and $374,866 for other projects. For the same periods last year, we had revenues of $8,991,353 for Tsining JunjingYuan, $16,008,210 for Tsining-Gangwan, and $6,985,720 for other projects. The increase in sales for the six periods ended June 30, 2006 compared to the same periods last year, was due to an increase in our sales in our Tsining JunjingYuan and Tsining-24G projects.

This increase in sales was, however, lower than we expected due to several new regulatory policies governing the real estate market issued by the Chinese government recent tow year. For example, the People's Bank of China raised mortgage interest rates on March 16, 2005, thereby increasing the cost of acquiring a residence. In addition, "Further Strengthen the Macro Controlling on Real Estate Market" and "The Notice of Stabilizing House Price and Adjust Supply Structure of house" issued by the State Council on April 27, 2005 and May 29, 2006, respectively, negatively impacted our revenues because potential buyers, whose expectations of housing prices were affected by these reports, are delaying purchases in anticipation of a decline in housing prices.

Costs and Expenses

The cost of properties sold for the six months ended June 30, 2006 was $22,343,292, an increase of $2,741,824 or 14.0% compared to $19,601,468 for the six months ended June 30, 2005. This is in line with the 25.1% increase in revenues generated by the Company from the sale of properties during the same two periods.

Other expenses for six months ended June 30, 2006 was $246,806, an increase of $232,027 or 1,570% compared to $14,779 for the six months ended June 30, 2005. This increase represents less than 1% of all costs and expenses incurred during the six months ended June 30, 2006.

Our selling, general and administrative expense for the six months ended June 30, 2006 was $3,449,441, an increase of $1,165,201 or 51.0% compared to
$2,284,240 for the six months ended June 30, 2005. Selling, general and administrative expense reflects our overhead expenses such as office rent, management and staff salaries, general insurance, accounting and legal expenses. We staff our sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Interest Expense

We incurred interest expense for the six months ended June 30, 2006 of $1,059,604, an increase of $755,703 or 40.2% compared to $755,703 for the six months ended June 30, 2005. Of these amounts, $1,000,676 was capitalized for the six months ended June 30, 2006 compared to $429,721 for the six months ended June 30, 2005.

Operating Income Before Income Tax

We had operating income before income tax of $10,296,427 for the six months ended June 30, 2006, an increase of $3,414,150 or 49.6%, compared to $6,882,277 for the six months ended June 30, 2005.

Net Income

Our net income for the six months ended June 30, 2006 was $6,898,606, an increase of $2,287,480 or 49.6% compared to $4,611,126 for the six months ended June 30, 2005 which is a direct result of the 25.1% increase of revenues earned from the sale of properties.

Twelve Months Ended December 31, 2005 Compared To Twelve Months Ended December 31, 2004

Revenue

The Company generated revenues of $32,785,718 for the twelve months ended December 31, 2005, an increase of $10,936,858 or 50.1%, compared to $21,848,860 for the twelve months ended December 31, 2004. The increase in revenue was due to the completion of construction and near sell out of two projects, and the sale of apartments from our inventory of completed projects. Our Tsining Gangwan project was completed, and we sold approximately 465 apartments, from the start of construction through the completion of the project, accounting for revenue of approximately $15.9 million. The completion the first phase of Junjing Garden and the sales of apartments from that project generated sales of $11.2 million. The balance of our revenue for year end 2005 was from the sale of apartments from our previously completed projects, approximately $5 million. The majority of our revenues in year end 2004 were from the sales of nearly all of the apartments of the Tsining Hanyuan project, approximately $13.4 million. Tsining Home IN contributed $3.5million during 2004, and construction was completed in December 2003. The balance of the revenues during 2004, $4.1million, was from various completed projects.

Operating Income Before Income Tax

The Company had operating income before income tax of $7,071,041 for the twelve months ended December 31, 2005, an increase of $3,784,686 or 115%, compared to $3,286,355 for the twelve months ended December 31, 2004.

Costs and Expenses

The Company's costs and expenses for the twelve months ended December 31, 2005 compared to the same period ended December 31, 2004 were inline with the increased revenue from the sale of properties.

The cost of properties sold in the period ended December 31, 2005 was $21,236,598, an increase of $7,104,841 or 50.2% compared to $14,131,757 for the same period ended December 31, 2004. This is inline with the 50.1% increase in revenues generated by the Company from the sale of properties during the same two periods.

Other expenses decreased in the twelve month period ended December 31, 2005 by $14,959 or 12.6% compared to the same period ended December 31, 2004. This decrease represents less than 1% of all costs and expenses incurred during the twelve months ended December 31, 2005.

The Company's selling, general and administrative expense for the twelve month period ended December 31, 2005 was $3,632,627 compared to $3,373,487 for the twelve month period ended December 31, 2004, an increase of $259,140 or 7.7%. Selling, general and administrative expense reflects the overhead expenses of the Company (office rent, management and staff salaries, general insurance, accounting and legal expenses). The Company staffs its sales department at fixed levels. As one project approaches the end of the sales cycle, the sales staff is shifted to the next project.

Interest Expense

The Company incurred interest expense for the twelve month period ended December 31, 2005 amounting to $1,580,048 compared to $1,130,215 for the twelve month period ended December 31, 2004. $838,168 was capitalized for the twelve month period ended December 31, 2005 compared to $191,485 for the twelve month period ended December 31, 2004.

Net Income

The Company's net income for the twelve month period ended December 31, 2005 was $4,737,597 compared to $2,201,858 for the twelve month period ended December 31, 2004, an increase of $2,535,739 or 115%, a direct result of the approximately 50% increase of revenues earned from the sale of properties.

Liquidity and Capital Resources

Our principal demands for liquidity are for development of new properties and future property acquisitions and general corporate purposes. As of June 30, 2006, we had total mortgage indebtedness of $21,977,568 with a weighted average interest rate of 0.725% per month, payable quarterly. Future scheduled maturities of mortgages payable are as follows: April 6, 2006 -- $875,700; July 26, 2006 -- $5,629,500; December 5, 2006 -- $2,502,000; May 25, 2007 --
$4,213,368; July 7, 2007 -- $2,502,000.The mortgage debt is secured by assets of the Company. The loan due July 26, 2006 has been renegotiated to extend the maturity to July 26, 2007. In addition, in January 2006, the Company obtained a two year mortgage of approximately $6,255,000, which has an interest rate of 0.816% per month, and the loan will payable December 31, 2007.

As of June 30, 2006, we had $1,362,147 of cash and cash equivalents on hand, compared to $30,746 of cash and cash equivalents on hand as of December 31, 2005.

As of June 30, 2006 accounts payable was $11,388,846 and other payables was $3,952,186. Our operating activities used cash of $4,949,632 during the six months ended June 30, 2006. We increased properties under construction by $8,036,107. Receivables, deferred charges and other assets increased $1,190,920. Advances to suppliers decreased by $8,828,114 and deposits decreased $253,268 during the six months ended June 30, 2006. Accounts payable increased $8,851,752, other payables increased $710,305, accrued expenses increased $5,217,918, while unearned revenues decreased $26,259,743.

We used cash of $343,545 in investing activities during the six months ended June 30, 2006 primarily $340,885 for the payment of equipment purchased. During the six months ended June 30, 2006 financing activities provided cash of $6,622,410, the result of $6,225,000 received on loan and $537,840 of loan re-payments made during the six months ended June 30, 2006 and the net proceeds of $935,250 from the sale of 330,769 shares of our common stock. Subsequent to June 30, 2006 we sold an additional 38,454 shares of common stock for net proceeds of $108,728.

We intend to meet our liquidity requirements, including capital expenditures related to the purchase of land for the development of our future projects, through cash flow provided by operations and additional funds raised by future possible cash investments. Upon acquiring land for future development, we intend to raise funds to develop our projects by obtaining mortgage financing from local banking institutions with whom we have done business in the past. We believe that our relationships with these banks are in good standing and that our real estate will secure the loans needed. We believe that adequate cash flow will be available to fund our operations.

The majority of our revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. We do not engage in currency hedging. Inflation has not had a material impact on our business.

                                    BUSINESS

Industry Overview

Residential Real Estate

China's real estate market entered a new phase in 1990 with the promulgation of the Temporary Regulations on the Sale and Transfer of Urban State-Owned Real Estate which was the first in a series of major housing policy reforms. Previously all land and housing was owned by the State. Key regulatory developments have included:

      o 1991- Employees allowed to use funds in their Housing Accounts to pay for deposits on home purchases;

      o     1992- All large cities began to sell state owned housing;

      o     1998- The policy of state allocation of housing was abolished;

      o 1999- The maximum term for mortgages was extended to 30 years and financing limits were increased from 70% to 80% of the purchase price.

Statistics from the Ministry of Construction show that from 1980 to 2000, China's real estate industry showed strong growth with newly built housing reaching an average of 218 square feet per person, a two fold increase from 1970. The PRC government expects the nation to increase aggregate housing area from the 2005 total of 59 billion square feet to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

According to the PRC National Bureau of Statistics (NBS), in 2004, investment in Chinese real estate exceeded US$159 billion, accounting for 25 percent of fixed asset investment. The continuing national trends of urbanization and expanded development are generally expected to lead sustained growth in the market for at least the next ten years.

Most of China's housing and land development companies develop projects on a regional rather than a national basis. There are several reasons for this. First, land is controlled by local governments and local companies have better relationships with local governments and easier access to regional information. Moreover, bank loans are approved by local bank branches; therefore, local real estate companies are better able to leverage relationships to obtain financing and/or preferential financing terms. Also, housing specifications tend to vary on a regional basis based on local tastes, customs, and environmental factors.

The demand for residential housing is characterized by individuals and families, many of whom are purchasing for the first time. They will normally pay a 20% deposit on the cost of the property with the remainder covered by a mortgage. On a local basis, the Xian Bureau of Statistics indicates that, from 2001 to 2004, demand for residential housing in Xian increased from 37.6 million square feet to 61.1 million square feet. During the same period, the average price per square foot increased from US$23.23 to US$37.88.

The population of Xian exceeds seven million. The average living area in Xian is about 157 square feet per person, significantly less than the national average. The Xian government expects the local average to reach 269 square feet of living area per person by the year 2020, at which time the population is expected to be ten million. This will necessitate the construction of 1.259 billion square feet of housing, an annual increase of 78.7 million square feet.

As the local economy has developed under Beijing's "Go West" policy, personal incomes have grown, driving the demand for better housing. The residential real estate market in Xian is currently expanding in a balanced fashion. The vacancy rate for new housing is approximately 15%, the lowest in five years. The Xian residential realty market is projected to show strong and steady growth over the next three to five years, driven by changes in family living patterns, the need to alleviate crowded housing and the impact of the State's regional development plans.

Commercial Real Estate

Since 2000 commercial property development in China has been growing rapidly. According to the NBS, 2003 commercial property sales were 304.9 million square feet, more than double the 150.5 million square feet sold in 2000. The average selling price was US$42.69 per square foot, 1.67 times higher than the average residential housing price, representing a price increase of 12% over the previous year. The latest NBS figures show 2005 commercial property sales valued US$760 billion, a 13% increase over 2004. The demand for commercial space, particularly stores and malls, is generally not expected to slow in the near term.

Business

A. Completed Property Development Projects

We are primarily focused on land acquisition for the development of residential housing. Over the past several years, the bulk of our sales were realized from the five projects described below. The completed projects are in downtown Xian and commanded prices per square foot that were higher than the regional average. All five projects included secured parking, cable TV, hot water, heating systems, and access to natural gas.

            1) Tsining * Mingyuan: 8 East Youyi Road, Xian. The construction area is 473,627 square feet. Mingyuan is a residential complex consisting of 303 apartments ranging from two to four bedrooms and 950 to 1,800 square feet in size. Construction commenced in March 1998 and was completed in April 2000. In total, the project generated total sales of US$19.72 million with an average price of US$41.65 per square foot.

            2) Lidu * Mingyuan: 25 East Mutoushi, Xian. Located in the prime commercial area near the historic Bell Tower. The project covers 1.3 acres, a building area of 86,114 square feet, and 56 apartments ranging from two to four bedrooms. The project began in October 2000 and was completed in November 2001. With an average price of US$47.25 per square foot, total sales were US$4.07 million.

            3) Tsining * Hanyuan: 6 East Youyi Road, Xian. Located in the south of Xian, noted for its schools and universities. The project was started in February 2002 and completed in December 2003. It is comprised of 238 two and three bedroom apartments ranging from 1,140 to 1,800 square feet and covering a total construction area of 346,799 square feet. The apartments sold at an average price of US$40.53 per square foot generating total sales of US$14.05 million.

            4) Tsining * Home IN: 88 North Xingqing Road, Xian. Located near the city center, the Home IN project consists of 215 two and three bedroom western-style apartments ranging from 1,120 to 1,920 square feet in size. Total construction area is 248,385 square feet. The project, completed in December 2003, generated sales of US$49.64 per square foot for a total of US$12.33 million in total sales.

            5) Tsining * GangWen: 123 Laodong Road, Xian. Less than one mile from the western hi-tec industrial zone, GangWen spans three acres and is comprised of eight buildings with a total construction area of 510,812 square feet. The project began in April 2003 and was completed in December 2004. GangWen has apartments ranging from one to three bedrooms and 430 to 1,430 square feet in size. There are 466 apartments. Total sales were US$15.90 million with an average price of US$31.14 per square foot.

B. Projects Currently Under Development

The following are projects under development which will contain both residential housing as well as office and retail space available for rent. The completion of such projects is subject to adequate financing, permits, licensing and market conditions:

            1) Tsining 24G: 133 Changle Road, Xian. Located in the commercial centre of Xian, 24G is a redevelopment of an existing 26 floor building. The housing portion of 24G will contain 372 one to three bedroom apartments ranging from 387 to 1,936 square feet. This upscale development will include secured parking, cable TV, hot water, air conditioning, natural gas access, internet connection, and exercise facilities. Total square footage available for residential use will be 296,286.

                  In addition to the residential housing, 24G will house electronic products retailers, clothing stores, convenience stores and restaurants in its ground-level retail space. The commercial area covers 199,026 square feet. 135,091 square feet will be sold off and the remaining 63,935 will be rented out. The project started construction in June 2005 and will be completed in June 2006.

            2) Tsining Junjing Garden I: 369 North Jinhua Road, Xian. The Garden will have 15 residential apartment buildings consisting of 1,230 one to five bedroom apartments, ranging from 505 to 3,787 square feet in size. The Garden will feature secured parking, cable TV, hot water, heating systems, and access to natural gas. Total square footage available for residential use will be 1,453,292 Junjing Garden I contributed US$11.16 million to 2005 revenue.

                  Junjing Garden will also be a commercial venture that will house small businesses serving the needs of Junjing Garden residents and surrounding residential communities. Total commercial space will be 199,808 square feet, 57,890 of which will be sold off. The remaining commercial space will represent a rentable area of 141,918 square feet that will house small shops and other retailers generating annual rental income. The project is due to be completed in June 2006.

C. Project Development Pipeline

We have purchased two additional parcels of land in Xian in anticipation of beginning development of the following residential properties. The completion of such projects is subject to adequate financing, permits, licensing and market conditions:

            1) Junjing Garden II: 38 East Hujiamiao, Xian. Located near Junjing Garden I, this complex will consist of 1,500 one to five bedroom apartments. The garden will reflect North American tastes, which will be the first of its kind in Xian. The apartments will offer secured parking, cable TV, hot water, heating systems, and access to natural gas. Set on 18 acres, total square footage available for sale is expected to be 1,844,062. Planning is set to begin in July 2006 with pre-sales starting in November 2006 and project completion in 2010. Sales expected from the Junjing Garden II project are expected to be approximately $39.00 per square foot.

            2) Yijing Garden: 14 Jiangong Road, Xian. Set on 15 acres of land, Yijing Garden will consist of 1,500 apartments ranging from two to four bedrooms. Total square footage will be 2,259,600. Secured parking, cable TV, hot water, heating systems, and access to natural gas will be included. Construction is set to begin October 2007 and be completed December 2010. Yijing Garden is expected to generate approximately US$39.54 per square foot.

In November 2005, we signed a nonbinding letter of intent to acquire from existing shareholders a 51% interest in Xian Xindadi Technology Development Co. which holds an agreement with the Baqiao District Government for the development of Baqiao Hi-Tec Industrial Zone. The purchase price will be approximately US$5.1 Million and the acquisition is expected to close towards the end of 2006. The project has the support of the Shaanxi National Development & Reform Commission, and the Ministries of Land & Natural Resources, Agriculture, Science & Technology, and Commerce.

Through Xian Xindadi's agreement with the Baqiao District Government, we will be responsible for the installation and maintenance of basic infrastructure, including water, electricity, gas supply, and sewer systems. Once completed, the land will be registered at the Xian Land Consolidation & Rehabilitation Center for public auction under the name of Baqiao Hi-tech Industrial District Administrative Committee. Upon sale of the land, we will be reimbursed for costs associated with the land development. Once those costs have been repaid, Xian Xindadi will then receive 76% of all profits from the land sales plus an additional 40% of the tax paid by occupying enterprises to the Baqiao Government. The tax is paid annually and Xian Xindadi will receive the tax for the life of the land use permit. As a result of our acquisition, we will be entitled to 51% of Xian Xindadi's revenue. This transaction is subject to available acquisition financing.

Additionally, we have entered into a nonbinding letter of intent to acquire 100% of Xian Sodi Land Development Company, which possesses 174 acres of land in Kang Canyon. The acquisition is expected to close in October of 2006. Upon closing of the acquisition, we intend to develop a villa resort, containing 260 units covering 215,285 square feet of space to be marketed towards tourists. The purchase price is expected to be approximately US$3.7 Million. This transaction is subject to available acquisition financing.

Marketing

Similar advertising methods are used for both commercial and residential marketing initiatives. Local television, billboards, internet, and radio advertising are all utilized to reach our target demographic. A sales force is on-site to handle all prospective customer inquiries.

Suppliers

The supply of land is controlled by the government. There are generally three ways in which we acquire land.

      o Purchase by auction held by the Land Consolidation and Rehabilitation Center;

      o     Purchase by auction held by court under bankruptcy proceedings;

      o Merger with or acquisition of a state-owned enterprise that controls developable land.

All such purchases of land are required to be reported to and authorized by the Xian Bureau of Land and Natural Resources.

As for other suppliers of design and construction services, we typically selects the lowest-cost provider through an open bidding process. Such service providers are numerous in China and we foresee no difficulties in securing alternative sources of services as needed.

Intellectual Property

We currently have no registered intellectual property.

Research and Development

We have not had any material research and development expenses over the past two years. Due to the characteristic of the housing and land development industry, "R&D" consists of marketing research. The funding of all marketing research is expected to come from operating cash flow.

Governmental and Environmental Regulation

To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

      o "Qualification Certificate for Real Estate Development" authorized by the Shaanxi Construction Bureau, effective from August 18, 2003 to August 2006. License No: ShaanJianFang (2003) 0314.

The housing & land development process is regulated by the Ministry of Construction and authorized by the local offices of the Ministry. Each development project must obtain the following licenses:

      o "License for Construction Area Planning" and "License for Construction Project Planning", authorized by Xian Bureau of Municipal Design;

      o "Building Permit" authorized by the Committee of Municipal and Rural Construction;

After construction is complete, the project must obtain a validation certificate and there are various standards that must be met to obtain this certificate. These standards are regulated by Local Ministry of Construction Bureau.

Housing and land development sales companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a "Commercial License for Housing Sale" from the Real Estate Bureau.

Competition

The real estate development business in China is organized into four levels under the structure of the "Qualification Certificate for Real Estate Development Enterprise." The starting level is Level 4 (see table below). Dependent upon its registered capital, the number of years of industry experience, the area of land it has developed and its safety record, a company may climb the scale to participate in larger projects. However, only one level may be ascended per year.

                                                                             Time for
            Registered Capital   Experience   Developed Area                license to
                 (million)         (years)     (square feet)     Other    be authorized
            ------------------   ----------   --------------   --------   -------------
Level 1           US$6.25             5          3,229,278        No
Level 2           US$2.5              3          1,614,639      Severe       20 days
Level 3            US$1               2            538,213     Accident
Level 4          US$0.125             1             N/A

[*] "Regulation of Qualification Certificate for Real Estate Development Enterprise", PRC Ministry of Construction Decree No. 77, March 29, 2000

On the national level, there are numerous Level 1 companies that have real estate projects across China (to develop in multiple regions a Level 1 status is required). There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with us for business as we target small to medium size projects.

We have gained Level 2 status under the China Ministry of Construction licensing policy. Typically, the housing and land development industry is a regional business with mostly local players competing with us for small to medium size projects. In Xian the direct competition includes Xian Hi-Tech Industrial District Real Estate Development Co. Ltd. (Level 1), the largest real estate developer in Xian and in the top five for Northwest China, (Tiandiyuan: 600665, Shanghai Exchange). This company generally undertakes larger scale projects. This company is a state-owned enterprise established in May 1991. By the end of December, 2005, the company had completed ten projects, developed 988 acres of land and 21,528,525 square feet of construction area. The company is now operating four projects in Xian with a total construction area of 14,598,191 square feet.

We are aware of two privately owned companies in Xian which may be considered to be direct competitors in the small to medium sized project sector:

Xian Yahe Real Estate Development Co. Ltd. (Level 2) Established in 1993, this company has a development portfolio of six projects with a total construction area of 5,279,860 square feet. These projects are mainly in North Xian. The company has a similar profile to Tsining, however, since it is headquartered in North Xian, a relatively less desirable area, the marketability and price of its projects are not as high as Tsining developments. Moreover, while the cost of development is similar to other areas of the city, the selling price of property is lower than the Xian average.

Xian Yanta District Rural & Urban Construction Development Company (Level 2) A state-owned enterprise established in 1985. It has five projects developed with a total construction area of 7,212,055 square feet. It has two projects currently under development with a total construction area of 1,340,258 square feet. Since the company is controlled by the Xian Yanta District Government most of the company's developments are municipal reform projects in the Yanta District.

We are the third-ranked housing and land development company in Shaanxi Province and ranked as the number one private housing and land development company in Xian (ranking assigned in 2005 by the China Enterprise Confederation and China Enterprise Directors' Association). We are also an "AAA Enterprise in the Shaanxi Construction Industry" as recognized by the Shaanxi Province Enterprise Credit Association.

                                   FACILITIES

Our principal executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054. This office consists of approximately 2,608.06 square meters which we own.

Our properties are located in Xian, Shaanxi province in China. We own Tsining Building, and the Tsining Hanyuan House property with 116,232 square feet of floor area together with related fixtures and equipment.

We believe that our properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

                                    EMPLOYEES

As of August 22, 2006, we employed a total of 53 employees in the following capacities: 5 management, 7 administrative, 14 operational, 9 sales, 10 planning and 8 finance. We believe that we have a good working relationship with our employees. We are not a party to any collective bargaining agreements. At present, no significant change in our staffing is expected over the next 12 months. All employees are eligible for incentive-based compensation.

      1. Benefits: We provide full-time employees with salary, expense allowance, and bonus. We do not supply insurance for our employees. Employees are entitled to time off for all national holidays.

      2. Incentives: Each salesperson receives a base salary plus a commission which increases if actual sales exceed sales objectives. Once a salesperson generates $25,000.00 in prepaid sales, we provide a car to facilitate their sales activity. Once established sales targets are met, the car is received as a bonus at the end of the fiscal year.

No employees are represented by a labor union. We believe we have good relations with our employees.

                                LEGAL PROCEEDINGS

      From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

                                   MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors.

Name            Age   Position
-------------   ---   --------
Lu Pingji       55    Chairman of the Board and Chief Executive Officer
Xiao Genxiang   43    Chief Administrative Officer and Director
Feng Xiaohong   41    Chief Operating Officer and Director
Wan Yulong      43    Chief Financial Officer
Shi Zhiyong     45    Vice President, Chief Legal Counsel and Director

Officers are elected annually by the Board of Directors, at the Company's annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Lu Pingji, Chairman & CEO

Mr. Lu Pingji, 55, has served as the Chairman of the Board of Directors since joining the Company in September 1999. In addition, Mr. Lu was the founder of Lanbo Financial Investment Company Group Limited, where he was the Chairman of the Board and Chief Executive Officer from its formation in September 2003 until it's merger with Lanbo Financial Group, Inc., when Mr. Lu served as the Chairman of the Board and Chief Executive Officer of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Lu was the Chairman of the Board and Chief Executive Officer of Xian Newstar Real Estate Development Co., Ltd. from 1998 and previously served as General Manager from 1992. From February 1968 to December 1999, Mr. Lu held various positions in the Chinese military, including soldier, Director of Barrack Administration, supervisor, and Senior Colonel. Mr. Lu is member of the Enterprise Credit Association of Shaanxi Province. Mr. Lu graduated from Xi'an Army College with a major in architectural engineering.

Xiao Genxiang, Chief Administrative Officer & Director

Mr. Xiao Genxiang, 43, the Chief Administrative Officer of the Company, joined the company and became CAO and Board Member in September 1999. In addition, Mr. Xiao was a director and Executive Vice President of Lanbo Financial Investment Company Group Limited from October 2003 until its merger with Lanbo Financial Group, Inc., when Mr. Xiao served as the Executive Vice President, Chief Operating Officer and a director of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Xiao was a director and President of Xian Newstar Real Estate Development Co., Ltd. from 1999. Mr. Xiao received an M.B.A from Xi'an Jiaotong University in 2001.

Feng Xiaohong, Chief Operating Officer & Board Member

Mr. Feng Xiaohong, 41, has been Chief Operating Officer and a Board Member of the Company since joining in January 2003. In addition, Mr. Xiao Feng was a director of Lanbo Financial Group, Inc. from November 2004 until December 2005. Previously Mr. Feng served as President and a director of Xian Newstar Real Estate Development Co., Ltd. from 2003. From June 1996 to December 2002, Mr. Feng was general manager and president of Xi'an Honghua Industry, Inc. He is a member of the China Architecture Association, vice-president of Shaanxi Province Real Estate Association, and vice director of Xi'an Decoration Association. Mr. Feng received an M.S. of Architecture Science from Xi'an Architecture &Technology University in 1990.

Mr. Wan Yulong, Chief Financial Officer

Mr. Wan Yulong, 43, has been Chief Financial Officer of the Company since joining in June 2003. In addition, Mr. Wan was the Chief Financial Officer of Lanbo Financial Investment Company Group Limited from October 2003 until its merger with Lanbo Financial Group, Inc., when Mr. Wan served as the Chief Financial Officer of Lanbo Financial Group, Inc. until December 2005. From July 1999 to May 2003, Mr. Wan was CFO of Xi'an Royal Hotel. From September 1996 to July 1999, Mr. Wan was working for Xi'an Huadi Accountant Office. From January 1993 to September 1995, Mr. Wan was director of finance and vice president of Xi'an Minerals Development Company. From August 1984 to December 1993, Mr. Wan was the Financial Director of Northwest Geological Company of National Architecture-Material Bureau. Mr. Wan is a CPA, and director of the Accountant Association of Shaanxi Foreign Investment Corporations. Mr. Wan received an M.B.A from Xi'an Jiaotong University in 2000.

Mr. Shi Zhiyong, Vice President, Chief Legal Counsel and Board Member

Mr. Shi Zhiyong, 45, joined the Company and became Chief Legal Counsel and board member in March 2004. From December 1985 to February 2004, Mr. Shi was vice professor of Shaanxi Politico-Legality Management Cadre Institute. Mr. Shi is a certificated registered attorney.

Executive Compensation

      The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                     Title        2003     2004     2005
                --------------   ------   ------   ------
Mr. Lu Pingji   Chairman & CEO   15,000   21,000   24,000

There are no current employment agreements between any individuals and us.

                      EQUITY COMPENSATION PLAN INFORMATION

There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 31, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of August 23, 2006, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                       Common Stock         Percentage of
Name of Beneficial Owner (1)      Beneficially Owned (2)   Common Stock (2)
-------------------------------   ----------------------   ----------------
Lu Pingji                                       --                 --
Xiao Genxiang                                   --                 --
Feng Xiaohong                                   --                 --
Shi Zhiyong                                     --                 --
Tong Qiang                               4,320,000               21.6%
Nie Fang                                 3,680,000               18.4%
Liu Pengfei                              3,200,000               16.0%
                                         ---------               ----
All officers and directors as a
  group (5 persons)                             --                 --

      (1) Except as otherwise indicated, the address of each beneficial owner is c/o Xian Tsining Housing Development CO., Ltd., 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi'An, Shaanxi Province, China 710054.

      (2) Applicable percentage ownership is based on 20,000,000 shares of common stock outstanding as of August 23, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of August 23, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. As of August 23, 2006, there were 20,000,000 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company's articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of August 23, 2006. The selling stockholders acquired their securities through a series of private placement offerings which closed on June 28, 2006 and July 7, 2006 and August 21, 2006.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling stockholders are not registered broker-dealers.

                                              Total
                                           Shares Owned
                                           and Issuable                   Number of     Percentage of
                                          Upon Exercise    Number of     Shares Owned    Common Stock
                                           of Warrants       Shares         After        Owned After
                                              Before      Offered for   Completion of   Completion of
                  Name                       Offering         Sale       Offering (1)    Offering (2)
---------------------------------------   -------------   -----------   -------------   -------------
Midsouth Investor Fund LP (3)                320,000        320,000            0               0%
Bhabendra & Shipra Putatunda                  20,000         20,000            0               0%
C.K. Hiranya Gowda                            20,000         20,000            0               0%
Lyman O. Heidtke                              80,000         80,000            0               0%
Heidtke 401 K Profit Sharing Plan(4)          10,000         10,000            0               0%
Antoine De Sejournet                          29,990         29,990            0               0%
Coronado Capital Partners LP (5)             182,000        182,000            0               0%
SEI Private Trust Co FAO The JM Smucker      143,000        143,000            0               0%
Company Master Trust (6)
Todd R. Rowley                                43,345         43,345            0               0%
New York Global Securities (7)                80,500         80,500            0               0%
TOTAL                                        928,835        928,835            0               0%
                                          -------------   -----------   -------------   -------------

(1)   Assumes that all securities registered will be sold.

(2) Applicable percentage ownership is based on 20,000,000 shares of common stock outstanding as of August 23, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of August 23, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 23, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Lyman O. Heidtke has voting and dispositive rights over the shares held by Midsouth Investor Fund LP.

(4) Lyman O. Heidtke has voting and dispositive rights over the shares held by Heidtke 401 K Profit Sharing Plan.

(5) Zachary Easton has voting and dispositive rights over the shares held by Coronado Capital Partners LP.

(6) Zachary Easton has voting and dispositive rights over the shares held by SEI Private Trust Co FAO The JM Smucker Company Master Trust.

(7) Claudette Gay has the voting and dispositive rights over the shares held by New York Global Securities.

                                  LEGAL MATTERS

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

      Our financial statements as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of December 31, 2005 and 2004, appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

      In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov

                          INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years ended December 31, 2005 and
  2004

Report of Independent Registered Public Accounting Firm                     F-2

Consolidated Balance Sheet                                                  F-3

Consolidated Statements of Operations                                       F-4

Consolidated Statements of Cash Flows                                       F-6

Notes to Consolidated Financial Statements                                  F-7

Unaudited Financial Statements for the Six Month Periods ended June 30,
  2006 and 2005.

Consolidated Balance Sheet as of June 30, 2006 (unaudited)                  I-1

Consolidated Statements of Income and Other Comprehensive Income for the
  three and six months ended June 30, 2006 and 2005 (unaudited)             I-2

Consolidated Statements of Cash Flows for the six months ended June 30,
  2006 and 2005 (unaudited)                                                 I-3

Notes to Consolidated Financial Statements (unaudited)                      I-4

[LOGO] KABANI & COMPANY, INC.
Certified Public Accountants
6033 West Century Blvd., Suite 810, Los Angeles, CA 90045
--------------------------------------------------------------------------------

Phone (310) 694-3590 Fax (310) 410-0371 www.kabanico.com

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors Xi'an Tsining Housing Development Co., Ltd.

We have audited the accompanying balance sheet of Xi'an Tsining Housing Development Co., Ltd. (the "Company") as of December 31, 2005 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xi'an Tsining Housing Development Co., Ltd. as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.


                                               /s/ Kabani & Company, Inc.
                                               ---------------------------------
                                               CERTIFIED PUBLIC ACCOUNTANTS
                                               Los Angeles, California
                                               February 23, 2006

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                                  BALANCE SHEET
                             As of December 31, 2005

                        ASSETS

Cash & cash equivalents                                              $    30,746
Residential properties completed or under construction                49,033,740
Property and equipments, net                                           4,460,724
Intangible Assets                                                            915
Receivables, deferred charge and other assets                          2,768,435
Advance to suppliers                                                  12,258,989
Deposit                                                                1,655,882
                                                                     -----------
TOTAL ASSETS                                                         $70,209,432
                                                                     ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Accounts payable                                                     $ 2,467,839
Other payable                                                          3,209,982
Accrued Expense                                                        4,312,241
Unearned revenue                                                      30,880,280
Mortgage loan primarily secured by real estate held
  for development and sale                                            16,120,000
                                                                     -----------
TOTAL LIABILITIES                                                     56,990,343

STOCKHOLDERS' EQUITY:
Common stock: $.11 par value
50,000,000 registered shares issued and outstanding                    5,462,798
Cumulative translation adjustment                                        242,783
Statutory reserve                                                      1,234,178
Retained Earnings                                                      6,279,331
                                                                     -----------
TOTAL STOCKHOLDERS' EQUITY                                            13,219,089
                                                                     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $70,209,432
                                                                     ===========

The accompanying notes are an statements integral part of these financial statements

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                              STATEMENTS OF INCOME
                 For the Years ended December 31, 2005 and 2004

                                                          2005          2004
                                                      -----------   -----------
Earned revenues
  Sale of properties                                  $32,450,037   $21,031,242
  Others                                                  335,681       817,619
                                                      -----------   -----------
Total earned revenues                                  32,785,718    21,848,860
Costs and expenses
  Costs of properties sold                             21,236,598    14,131,757
  Others                                                  103,572       118,531
  Selling, general and administrative                   3,632,627     3,373,487
  Interest
    Incurred                                            1,580,048     1,130,215
    Less capitalized                                     (838,168)     (191,485)
                                                      -----------   -----------
Total costs and expenses                               25,714,677    18,562,505
                                                      -----------   -----------
Income from operations before income taxes              7,071,041     3,286,355
Income tax expense                                      2,333,444     1,084,497
                                                      -----------   -----------
Net income                                              4,737,597     2,201,858
Other comprehensive income
      Foreign currency translation gain                   242,783            --
                                                      -----------   -----------
Comprehensive income                                  $ 4,980,380   $ 2,201,858
                                                      ===========   ===========
Basic and diluted weighted average shares
  outstanding                                          50,000,000    50,000,000
                                                      ===========   ===========
Basic and diluted net income per share                $      0.09   $      0.04
                                                      ===========   ===========

The accompanying notes are an statements integral part of these financial statements

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004

                                             Common stock      Accumulated
                                    -----------------------       other                                     Total
                                     Number of                comprehensive    Statutory    Retained    stockholders'
                                      shares       Amount      gain (loss)      reserve     earnings        equity
                                    ------------ ----------   -------------   ----------   ----------   -------------
Balance, January 1, 2004            50,000,000   $5,462,798     $     --      $  193,259   $  380,794    $ 6,036,851
Net income for the year ended
  December 31, 2004                         --           --           --              --    2,201,858      2,201,858
Allocation to statutory reserve             --           --           --         330,279     (330,279)            --
                                    ----------   ----------     --------      ----------   ----------    -----------
Balance, December 31, 2004          50,000,000    5,462,798           --         523,538    2,252,373      8,238,709
Net income for the year ended
  December 31, 2005                         --           --           --              --    4,737,598      4,737,598
Cumulative translation adjustment           --           --      242,783              --           --        242,783
Allocation to statutory reserve             --           --           --         710,640     (710,640)            --
                                    ----------   ----------     --------      ----------   ----------    -----------
Balance, December 31, 2005          50,000,000   $5,462,798     $242,783      $1,234,178   $6,279,331    $13,219,089
                                    ==========   ==========     ========      ==========   ==========    ===========

The accompanying notes are an statements integral part of these financial statements

                   XI'AN TSINING HOUSING DEVELOPMENT CO., LTD.
                            STATEMENTS OF CASH FLOWS
                 For the Years ended December 31, 2005 and 2004

                                                                   2005           2004
                                                               ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                 $  4,737,598   $  2,201,858
    Adjustments to reconcile net income to net cash provided
      by (used in) operating activities:
      Allowance for bad debt                                         82,371         76,855
      Depreciation and amortization                                 124,404         36,144
      Loss (gain) on investment                                       6,597        (21,919)
      (Increase) / decrease in assets:
        Residential properties completed or
          under construction                                     (2,613,747)    (9,993,045)
        Receivables, deferred charge and
          other assets                                           (1,248,884)     2,497,781
        Advance to suppliers                                     (6,672,673)    (1,806,443)
        Deposit                                                   1,586,420     (3,176,444)
    Increase / (decrease) in liabilities:
        Accounts payable                                         (1,737,640)       (14,247)
        Other payables                                           (2,242,998)       543,811
        Unearned revenues                                         3,913,777     10,250,892
        Accrued expenses                                          2,596,303      1,456,594
        Due to related parties                                     (123,000)       121,000
                                                               ------------   ------------
    Net cash provided by (used in) operating activities          (1,591,473)     2,172,837
                                                               ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Cash received from disposal of long term investment           492,000             --
      Payment  on purchase of equipment                          (2,834,214)      (376,729)
                                                               ------------   ------------
    Net cash used in investing activities                        (2,342,214)      (376,729)
                                                               ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Cash received on loan                                      14,760,000     10,285,000
      Payments on loan                                          (10,824,000)   (13,431,000)
                                                               ------------   ------------
    Net cash provided by (used in) in financing activities        3,936,000     (3,146,000)
                                                               ------------   ------------
Effect of exchange rate changes on cash and cash equivalents            706          2,277
NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                    3,020     (1,347,614)
CASH & CASH EQUIVALENTS, BEGINNING BALANCE                           27,726      1,375,341
                                                               ------------   ------------
CASH & CASH EQUIVALENTS, ENDING BALANCE                        $     30,746   $     27,726
                                                               ============   ============
Supplemental disclosure of cash flow information:
Cash paid for :
  Interest                                                     $    170,928   $  1,321,700
                                                               ============   ============
  Income Taxes                                                 $  2,476,096   $     81,070
                                                               ============   ============

The accompanying notes are an statements integral part of these financial statements

                   XI'AN Tsining Housing Development Co., Ltd.

                        NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Xi'an Tsining Housing Development Co., Ltd. (The "Company") was incorporated on September 7, 1999 in Xi'an city in the Shaanxi province, China. The core business of the Company is acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi'an city.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and other receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Allowance for doubtful debts amounted to $578,517 and $483,489 at December 31, 2005 and 2004 respectively.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Inventory

Inventory is stated at the lower of cost or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of completed houses ready for sale and houses under construction.

Property, equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment    5 years
Office furniture    5 years
Vehicles            5 years
Buildings          30 years

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

At December 31, 2005, the following are the details of the property and equipment:

Office equipment                 $  101,247
Office furniture                     86,190
Vehicles                             49,436
Buildings                         4,676,420
Less: Accumulated depreciation     (452,569)
                                 ----------
Net book value                   $4,460,724
                                 ==========

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2005 there were no significant impairments of its long-lived assets.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when houses are sold and title is transferred, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Real estate capitalization and cost allocation

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

Land and improvement costs include land, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value. Land held for development and improvements are stated at cost or estimated net realizable value, whichever is lower.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

Interest costs included in costs and expenses of residential properties for fiscal years 2005, 2004 were $1,580,048 and $ 1,130,215, respectively.

Employee compensation

The Company has a bonus compensation plan for its executive officers and employees according to their management competence. The total amount of bonus compensation charged to selling, general and administrative expense under this plan was $81,208 and $ 78,663 for the two years ended December 31, 2005 and 2004, respectively.

Warranty costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) period warranty as to workmanship, depending on the defect reasons and areas.

The Company accrues the cost for warranty into the cost of its houses as a liability after each project is closed based on the Company's historical experience, normally on less than 0.2% of total cost of each project. Any excess amounts are expensed in the period when they occur.

Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead cost to produce each house. Any significant material defects are generally under warranty with the company's suppliers. Currently, the construction contractors leave to the company 5% of total contract amount for one year after the completion of the construction. Such deposits will be used to pay for any repair expense incurred due to defects. The company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. For the years ended December 31, 2005 and 2004, the company accrued $66,502 and $54,450 as warranty cost, respectively.

Deferred revenue

Deferred revenue represents prepayments by customers for house purchases. The Company records such repayment as unearned revenue when the payments are received.

Other payable

Other payable mostly represents borrowings from employees, (bearing the interest rates of 7%, 10% and 12% for borrowing periods of one year, two years and three years, respectively) and payable to other unrelated parties, interest free, unsecured and due on demand.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the year ended December 31, 2005 and 2004 were $ 533,021 and $ 726,967 respectively.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. No options have been granted for the years ended December 31, 2005 and 2004.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2005, there was no significant book to tax differences.

LOCAL PRC INCOME TAX

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

                                              For the Years
                                           Ended December 31,
                                           ------------------
                                             2005      2004
                                           -------   --------
Tax provision (credit) at statutory rate     34%        34%
Foreign tax rate difference                  (1%)       (1%)
                                            ---        ---
Income tax                                   33%        33%
                                            ===        ===

Foreign Currencies Translation

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

Statement of Cash Flows:

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.

Recent Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

The Company believes that the adoption of this standard will have no material impact on its financial statements.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

3. DEPOSIT

Deposit consists of restricted bank savings, deposit to governmental authorities and caution money for purchase of an enterprise. Deposits as of December 31, 2005 are as follow:

Restricted bank saving                        $1,001,092
deposit to governmental authorities              244,290
caution money for purchase of an enterprise      410,500
                                              ----------
  Total                                       $1,655,882
                                              ==========

Restricted deposit:

The loan bank grants mortgage loan to house purchasers. House loans will be credited to the Company's bank account. When the houses are not completed and the purchasers have no ownership documents to secure the loan, the bank will deduct 10% of the loan issued from the Company's bank account to designated bank account. Interest incurred from restricted saving is credit to the Company's normal bank account. The bank will release restriction after house purchasers obtain house ownership documents to secure the mortgage loan.

Deposit to governmental authorities:

Governmental authorities will require deposit when housing companies start construction. Deposit becomes refundable when construction completed.

Caution money for purchase of an enterprise:

The Company entered into a purchase agreement with an enterprise. The Company paid such amount of money as deposit. Deposit will be part of purchase price when the Company obtains ownership right of the enterprise.

4. RECEIVABLES, DEFERRED CHARGE AND OTHER ASSETS

Receivables, deferred charge and other assets consist of trade receivables, other receivables and prepaid expenses. Receivable, deferred charge and other assets at December 31, 2005 are as follow:

Accounts receivable                                     $2,960,553
  Less: allowance for bad debt of accounts receivable     (338,910)
Other receivable                                           384,603
  Less: Allowance for bad debt of other receivable        (239,607)
Prepaid expenses                                             1,796
                                                        ----------
  Total                                                 $2,768,435
                                                        ==========

5. RESIDENTIAL PROPERTIES COMPLETED OR UNDER CONSTRUCTION

Residential properties completed or under construction consist of completed projects and projects under construction.

Completed projects            $ 7,545,656
Projects under construction    41,488,084
                              -----------
  Total                       $49,033,740
                              ===========

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

6. ACCRUED EXPENSE

Accrued expenses consist of the following as of December 31, 2005 are as follow:

Tax payable       $4,189,728
Accrued payroll       58,311
Other levies          46,403
Accrued expense       21,495
Welfare payable       (3,696)
                  ----------
  Total           $4,312,241
                  ==========

7. INTANGIBLE ASSETS

Net intangible assets as of December 31, 2005 are as follow:

Computer software                $4,576
Less: Accumulated amortization    3,661
                                 ------
                                 $  915
                                 ======

8. MORTGAGE LOAN PRIMARILY SECURED BY REAL ESTATE HELD

Mortgage loan as of December 31, 2005 are follow:

Note payable to bank, interest rate; 0.7905% per
monthly, payable quarterly, maturity date; 26/07/2006,
secured by assets of the Company                           $ 5,580,000

Note payable to bank, interest rate; 0.576% per monthly,
payable quarterly, maturity date; 25/05/2007, secured by
assets of the Company                                        4,340,000

Note payable to bank, interest rate; 0.576% per monthly,
payable quarterly, maturity date; 07/07/2007, secured by
assets of the Company                                        2,480,000

Loan from Shaanxi International Trust Investment
Company, interest rate; 0.900% per monthly, payable
quarterly, maturity date; 06/04/2006, secured by
assets of the Company                                        1,240,000

Loan from Shaanxi International Trust Investment
Company, interest rate; 0.900% per monthly, payable
quarterly, maturity date; 05/12/2006, secured by
assets of the Company                                        2,480,000
                                                           -----------
                                                           $16,120,000
                                                           ===========

9. REALTED PARTIES TRANSACTIONS

The company invested to an enterprise in May, 2003, accounted for 80% of the investee's equity. Due to the Company had no control over the investee, the Company adopted equity method to record gain or loss incurred from investment.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

During 2004, the investee was a related party. The Company borrowed money from the investee interest free. The Company sold its equity in May, 2005 and recorded a loss on disposal of $6,597.

10. OTHER INCOME

Other earned revenues mostly consist of gain on disposal of fixed assets, house rental income, and interest income in 2004, and mostly consist of house rental income and interest income in 2005. Other income for the year ended December 31, 2005 and 2004 are as follow:

                                     2005       2004
                                   --------   --------
Gain on disposal of fixed assets   $  6,222   $542,313
House rental income                 144,678    131,282
Interest income                      45,545     41,283
Others                              139,236    102,741
                                   --------   --------
  Total                            $335,681   $817,619
                                   ========   ========

11. SHAREHOLDERS' EQUITY

On September 7, 1999, the Company had 26,000,000 registered shares issued and outstanding.

On April 3, 2002, the Company enlarged its registered shares issued and outstanding to 50,000,000.

The Company did not have any issuances of its stock since then.

12. EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $32,571 and $30,006 for the years ended December 31, 2005 and 2004 respectively. Due to the reason that the Company spent more than it had provided, the balance of welfare payable at December 31, 2005 was $(3,696).

13. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i) Making up cumulative prior years' losses, if any;

(ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company has appropriated $710,640 and $ 330,279 as reserve for the statutory surplus reserve and welfare fund for the year ended December 31, 2005 and 2004.

                   XI'AN Tsining Housing Development Co., Ltd.
                        NOTES TO THE FINANCIAL STATEMENTS

14. EARNINGS PER SHARE

Earnings per share for the years ended December 31, 2005 and 2004 are determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. At December 31, 2005 and 2004, there were no dilutive securities.

15. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

One major customer accounted for 16% of the sales revenue for the years ended December 31, 2004.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                    June 30,
                                      2006
                                   (unaudited)

                                 ASSETS

ASSETS:

  Cash & cash equivalents                                            $ 1,362,147
  Residential properties completed or under construction              57,543,552
  Property and equipment, net                                          4,732,751
  Intangible assets                                                        4,070
  Receivables, deferred charge and other assets                        3,989,654
  Advance to suppliers                                                 3,497,079
  Deposit                                                              1,416,082
                                                                     -----------
  TOTAL ASSETS                                                       $72,545,335
                                                                     ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

  Accounts payable                                                   $11,388,846
  Other payables                                                       3,952,186
  Accrued expenses                                                     9,574,820
  Unearned revenue                                                     4,767,922
  Mortgage loan primarily secured by real estate held
    for development and sale                                          21,977,568
                                                                     -----------
  TOTAL LIABILITIES                                                   51,661,342

STOCKHOLDERS' EQUITY:

  Common stock, $0.001 per share; authorized 100,000,000
    shares; issued and outstanding 20,330,769                             20,331
  Additional paid-in capital                                           6,377,285
  Cumulative translation adjustment                                       74,262
  Statutory reserve                                                    2,093,523
  Retained earnings                                                   12,318,592
                                                                     -----------
    Total stockholders' equity                                        20,883,993
                                                                     -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $72,545,335
                                                                     ===========

The accompanying notes are an integral part of these consolidated financial statements.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

                                           Three Months Ended June 30,   Six Months Ended June 30,
                                           ---------------------------   -------------------------
                                                2006          2005           2006          2005
                                            -----------   -----------    -----------   -----------
                                            (unaudited)   (unaudited)    (unaudited)   (unaudited)
Earned revenues
  Sale of properties                        $18,290,210   $13,908,795    $36,239,053   $28,977,763
  Other                                          81,606       128,715        155,841       130,983
                                            -----------   -----------    -----------   -----------
      Total earned revenues                  18,371,816    14,037,510     36,394,894    29,108,746

Costs and expenses
  Costs of properties sold                   10,815,816     8,516,075     22,343,292    19,601,468
  Other                                         128,326        13,417        246,806        14,779
  Selling, general and administrative         1,818,925     1,154,261      3,449,441     2,284,240
  Interest:
    Incurred                                    532,957       446,136      1,059,604       755,703
    Less capitalized                           (505,542)     (282,335)    (1,000,676)     (429,721)
                                            -----------   -----------    -----------   -----------
      Total costs and expenses               12,790,482     9,847,554     26,098,467    22,226,469

Income from operations before income tax      5,581,334     4,189,956     10,296,427     6,882,277

Income tax                                    1,841,192     1,310,926      3,397,821     2,271,151
                                            -----------   -----------    -----------   -----------
Net income                                  $ 3,740,142   $ 2,879,030    $ 6,898,606   $ 4,611,126

Other comprehensive income
  Foreign currency translation loss                  --            --       (168,521)           --
                                            -----------   -----------    -----------   -----------
Comprehensive Income                        $ 3,740,142   $ 2,879,030    $ 6,730,085   $ 4,611,126
                                            ===========   ===========    ===========   ===========
Weighted average shares outstanding
  Basic                                      19,084,193    16,000,000     17,550,616    16,000,000
                                            ===========   ===========    ===========   ===========
  Duiluted                                   19,090,808    16,000,000     17,557,231    16,000,000
                                            ===========   ===========    ===========   ===========
Earnings per share
  Basic                                     $      0.20   $      0.18    $      0.39   $      0.29
                                            ===========   ===========    ===========   ===========
  Diluted                                   $      0.20   $      0.18    $      0.39   $      0.29
                                            ===========   ============   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

                                                         Six Months Ended June 30,
                                                        ---------------------------
                                                            2006           2005
                                                        ------------   ------------
                                                         (unaudited)    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                            $  6,898,606   $  4,611,126
  Adjustments to reconcile net income to net cash
    used in operating activities:
      Depreciation and amortization                          113,326         62,846
      Exchange gains                                        (336,151)            --
      (Increase) / decrease in assets:
        Residential properties completed or under
          construction                                    (8,036,107)    15,724,630
        Receivables, deferred charge and other assets     (1,190,920)    (1,753,090)
        Advance to suppliers                               8,828,114     (8,934,589)
        Deposits                                             253,268      1,659,431
      Increase / (decrease) in current liabilities:
        Accounts payable                                   8,851,752     (1,247,684)
        Other payables                                       710,305       (271,331)
        Unearned revenue                                 (26,259,743)   (15,469,445)
        Accrued expenses                                   5,217,918      3,379,133
        Due to related party                                      --       (121,000)
                                                        ------------   ------------
  Net cash provided by (used in) operating activities     (4,949,632)    (2,359,973)
                                                        ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of property and equipment                    (340,885)    (2,855,022)
      Purchase of intangible assets                           (3,532)            --
      Cash acquired in reverse merger transaction                872             --
                                                        ------------   ------------
  Net cash used in investing activities                     (343,545)    (2,855,022)
                                                        ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from loan                                   6,225,000      5,445,000
      Proceeds from sale of common stock                   1,075,000             --
      Payment of offering costs                             (139,750)            --
      Payment on loan                                       (537,840)            --
                                                        ------------   ------------
  Net cash provided by in financing activities             6,622,410      5,445,000
                                                        ------------   ------------

Effect of exchange rate changes on cash and cash
  equivalents                                                  2,168             --

NET INCREASE IN CASH & CASH EQUIVALENTS                    1,331,401        230,005

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                    30,746         27,726
                                                        ------------   ------------

CASH & CASH EQUIVALENTS, ENDING BALANCE                 $  1,362,147   $    257,731
                                                        ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                         $    888,209   $    407,777
                                                        ============   ============
  Income taxes paid                                     $         --   $     54,737
                                                        ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 1 - Organization and Basis of Presentation

The unaudited consolidated financial statements have been prepared by China Housing & Land Development, Inc. (the "Company"), pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2005 included in the Company's Annual Report on Form 10-KSB. The results of the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

Organization and Line of Business

Xi'an Tsining Housing Development Co., Ltd. ("XTHDC") was incorporated on September 7, 1999 in Xi'an city in the Shaanxi province, China. The core business of XTHDC is acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi'an city.

On April 21, 2006, XTHDC entered into and closed a share purchase agreement with Pacific Northwest Productions, Inc. ("Pacific"), a public shell in the United States of America incorporated in the state of Nevada. Pursuant to the purchase agreement, Pacific acquired all of the issued and outstanding capital stock of XTHDC in exchange for 16,000,000 (post-split) shares of Pacific's common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 4,000,000 (post-split) shares (8,000,000 shares in total) of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific common stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 20,000,000 shares of common stock issued and outstanding.

As a result of the merger, XTHDC's stockholders own approximately 80% of the combined company and the directors and executive officers of XTHDC became the directors and executive officers of Pacific. Accordingly, the transaction has been accounted for as a reverse acquisition of Pacific by XTHDC resulting in a recapitalization of XTHDC rather than as a business combination. XTHDC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book values and the results of operations of XTHDC have been presented for the comparative prior period. The historical cost of the net liabilities of Pacific that were acquired was $432. Pro forma information is not presented as the financial statements of Pacific are insignificant. In addition, May 5, 2006, Pacific changed it name to China Housing & Land Development, Inc. (hereafter referred to as the "Company") and the stockholders approved a stock dividend of seven shares for each share held, which has been accounted for as an eight to one forward stock split. All shares and per share data have been restated retrospectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of China Housing & Land Development, Inc. and its wholly owned subsidiary, XTHDC. All inter-company accounts and transactions have been eliminated in consolidation.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars (USD).

Foreign Currency Translation

As of June 30, 2006 and 2005, the accounts of the Company were maintained, and their consolidated financial statements were expressed in the Chinese Yuan Renminbi (RMB). Such consolidated financial statements were translated into United States Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Note 2 - Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and other receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Allowance for doubtful debts amounted to $583,649 at June 30, 2006.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Inventory

Inventory is stated at the lower of cost or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of completed houses ready for sale and houses under construction.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment     5 years
Office furniture     5 years
Vehicles             5 years
Buildings           30 years

At June 30, 2006, the following are the details of the property and equipment:

Office equipment                $  113,122
Operating furniture                 86,954
Vehicles                            36,240
Buildings                        5,066,490
                                ----------
                                 5,302,806
Less accumulated depreciation     (570,055)
                                ----------
                                $4,732,751
                                ==========

Depreciation expense for the six months ended June 30, 2006 and 2005 was $112,926 and $62,102, respectively.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of June 30, 2006 there were no significant impairments of its long-lived assets.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when houses are sold and title is transferred, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Real estate capitalization and cost allocation

Residential properties completed or under construction are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land and improvement costs include land, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value. Land held for development and improvements are stated at cost or estimated net realizable value, whichever is lower.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

Interest costs included in costs and expenses of residential properties for the six months ended June 30, 2006 and 2005 were $1,059,604 and $755,703, respectively.

Employee compensation

The Company has a bonus compensation plan for its executive officers and employees according to their management competence. The total amount of bonus compensation charged to selling, general and administrative expense under this plan was 37,077 and $51,264 for the six months ended June 30, 2006 and 2005, respectively.

Warranty costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) period warranty as to workmanship, depending on the defect reasons and areas.

The Company accrues the cost for warranty into the cost of its houses as a liability after each project is closed based on the Company's historical experience, normally on less than 0.2% of total cost of each project. Any excess amounts are expensed in the period when they occur.

Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead cost to produce each house. Any significant material defects are generally under warranty with the company's suppliers. Currently, the construction contractors leave to the company 5% of total contract amount for one year after the completion of the construction. Such deposits will be used to pay for any repair expense incurred due to defects. The company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of June 30, 2006, the Company accrued $0 as warranty cost.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Deferred revenue

Deferred revenue represents prepayments by customers for house purchases. The Company records such repayment as unearned revenue when the payments are received.

Other payable

Other payable mostly represents borrowings from employees, (bearing the interest rates of 7%, 10% and 12% for borrowing periods of one year, two years and three years, respectively) and payable to other unrelated parties, interest free, unsecured and due on demand.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the six months ended June 30, 2006 and 2005 were $32,610 and $55,072, respectively.

Stock-based compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123." The Company recognizes in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees and non-employees. No options have been granted during the six months ended June 30, 2006 and 2005.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2005, there was no significant book to tax differences.

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Basic and diluted net loss per share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At June 30, 2006, the Company had outstanding 165,385 warrants that resulted in 6,615 common stock equivalents for the six months ended June 30, 2006.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.

Recent Pronouncements

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3. Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities:

4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

Note 3 - Residential Properties Completed or Under Construction

Residential properties completed or under construction consist of completed projects and projects under construction as of June 30, 2006 are as follows.

Completed projects               $32,396,367
Projects under construction       25,147,186
                                 -----------
                                 $57,543,553
                                 ===========

Note 4 - Intangible Assets

Net intangible assets as of June 30, 2006 are as follow:

Computer software                $ 8,131
Less: Accumulated amortization    (4,061)
                                 -------
                                 $ 4,070
                                 =======

Note 5 - Receivables, Deferred Charge and Other Assets

Receivables, deferred charge and other assets consist of trade receivables, other receivables and prepaid expenses. Receivable, deferred charge and other assets at June 30, 2006 are as follow:

Accounts receivable                 $4,138,381
  Less: allowance for bad debt of
    accounts receivables              (341,916)
Other receivable                       433,109
  Less: allowance for bad debt of
    accounts receivables              (241,733)
Prepaid expenses                         1,813
                                    ----------
                                    $3,989,654
                                    ==========

Note 6 - Deposit

Deposit consists of restricted bank savings and deposit to governmental authorities. Deposits as of June 30, 2006 are as follow:

Restricted bank saving                $1,157,115
Deposit to governmental authorities      258,967
                                      ----------
                                      $1,416,082
                                      ==========

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Restricted deposit

The loan bank grants mortgage loan to house purchasers. House loans will be credited to the Company's bank account. When the houses are not completed and the purchasers have no ownership documents to secure the loan, the bank will deduct 10% of the loan issued from the Company's bank account to designated bank account. Interest incurred from restricted saving is credit to the Company's normal bank account. The bank will release restriction after house purchasers obtain house ownership documents to secure the mortgage loan.

Deposit to governmental authorities

Governmental authorities will require deposit when housing companies start construction. Deposit becomes refundable when construction completed.

Caution money for purchase of an enterprise

The Company entered into a purchase agreement with an enterprise. The Company paid such amount of money as deposit. Deposit will be part of purchase price when the Company obtains ownership right of the enterprise.

Note 7 - Accrued Expense

Accrued expenses consist of the following as of June 30, 2006 are as follow:

Tax payable        $9,324,296
Accrued payroll        12,523
Other levies          120,041
Accrued expense       117,960
                   ----------
                   $9,574,820
                   ==========

Note 8 - Mortgage Loan Primarily Secured by Real Estate Held

Mortgage loan as of June 30, 2006 are follow:

Note payable to bank, interest rate; 0.7905% per monthly, payable quarterly, maturity date; July 26, 2006, secured by assets of the Company $5,629,500

Note payable to bank, interest rate; 0.576% per monthly, payable quarterly, maturity date; May 25, 2007, secured by assets of the Company 4,213,368

Note payable to bank, interest rate; 0.576% per monthly, payable quarterly, maturity date; July 7, 2007, secured by assets of the Company 2,502,000

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note payable to bank, interest rate; 0.816% per
monthly, payable quarterly, maturity date; December
31, 2007, secured by assets of the Company                    6,255,000

Loan from Shaanxi International Trust Investment Company,
interest rate; 0.900% per monthly, payable quarterly,
maturity date; April 6, 2006, secured by assets of the
Company                                                         875,700

Loan from Shaanxi International Trust Investment
Company, interest rate; 0.900% per monthly, payable
quarterly, maturity date; December 5, 2006, secured
by assets of the Company                                      2,502,000
                                                            -----------
                                                            $21,977,568
                                                            ===========

Note 9 - Stockholders' Equity

Common stock

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

The Company is obligated to file a registration statement registering the resale of shares of the Company's common stock and those issuable upon exercise of the warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 66,154 shares of common stock on the same terms and conditions as the investors.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Warrants

Following is a summary of the warrant activity:

                                               Weighted
                                                Average   Aggregate
                                   Warrants    Exercise   Intrinsic
                                 outstanding     Price      Value
                                 -----------   --------   ---------
Outstanding, December 31, 2005            --      --          --
Granted                              165,385      --
Forfeited                                 --      --
Exercised                                 --      --
                                 -----------

               Outstanding, June 30, 2006 165,385 $ 3.60 $ 24,808

Following is a summary of the status of warrants outstanding at June 30, 2006:

                                           Exercisable Warrants
 Outstanding Warrants                      --------------------
---------------------        Average        Average
Exercise                    Remaining      Exercise
  Price       Number    Contractual Life     Price      Number
--------   ----------   ----------------   --------   ---------
  $3.60      165,385          3.00           $3.60     165,385

Note 10 - Related Party Transactions

The Company invested to an enterprise in May 2003, accounted for 80% of the investee's equity. Due to the Company had no control over the investee, the Company adopted equity method to record gain or loss incurred from the investment.

During 2004, the investee was a related party. The Company borrowed money from the investee interest free. The Company sold its equity in May 2005 and recorded a loss on disposal of $6,597.

Note 11 - Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $8,384 and $18,345 for the six months ended June 30, 2006 and 2005, respectively. The balance of welfare payable at June 30, 2006 was $0.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 12 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

1) Making up cumulative prior years' losses, if any;

2) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

3) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

4) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

The Company has appropriated $859,345 and $691,669 as reserve for the statutory surplus reserve and welfare fund for the six months ended June 30, 2006 and 2005.

Note 13 - Earnings Per Share

Earnings per share for three and six months June 30, 2006 and 2005 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

                                                Three Months Ended June 30,
                             -----------------------------------------------------------------
                                           2006                              2005
                             -------------------------------   -------------------------------
                                                        Per                               Per
                               Income       Shares     Share     Income       Shares     Share
                             ----------   ----------   -----   ----------   ----------   -----
Basic earnings per share
                             ----------                        ----------
Net income                   $3,740,142                        $2,879,030
                             ==========                        ==========
Weighed shares outstanding                19,084,193                        16,000,000
                                                       -----                             -----
                                                       $0.20                             $0.18
                                                       =====                             =====
Diluted earnings per share
                             ----------                        ----------
Net income                   $3,740,142                        $2,879,030
                             ==========                        ==========
Weighed shares outstanding                19,084,193                        16,000,000
Effect of dilutive
securities
  Warrants                                     6,615                                --
                                          ----------                        ----------
                                          19,090,808                        16,000,000
                                          ==========                        ==========
                                                       -----                             -----
                                                       $0.20                             $0.18
                                                       =====                             =====

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                                 Six Months Ended June 30,
                             -----------------------------------------------------------------
                                           2006                              2005
                             -------------------------------   -------------------------------
                                                        Per                               Per
                               Income       Shares     Share     Income       Shares     Share
                             ----------   ----------   -----   ----------   ----------   -----
Basic earnings per share
                             ----------                        ----------
Net income                   $6,898,606                        $4,611,126
                             ==========                        ==========
Weighed shares outstanding                17,550,616                        16,000,000
                                                       -----                             -----
                                                       $0.39                             $0.29
                                                       =====                             =====
Diluted earnings per share
                             ----------                        ----------
Net income                   $6,898,606                        $4,611,126
                             ==========                        ==========
Weighed shares outstanding                17,550,616                        16,000,000
Effect of dilutive
securities
  Warrants                                     6,615                                --
                                          ----------                        ----------
                                          17,557,231                        16,000,000
                                          ==========                        ==========
                                                       -----                             -----
                                                       $0.39                             $0.29
                                                       =====                             =====

Note 14 - Current Vulnerability Due to Certain Concentrations

One major customer accounted for 26% of the sales revenue for the six months ended June 30, 2006.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 15 - Subsequent Event

On July 7, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

              CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The Company is obligated to file a registration statement registering the resale of shares of the Company's Common Stock and those issuable upon exercise of the Warrants. If the registration statement is not filed within 45 days from the date of investment, or declared effective within 60 days thereafter (135 days if the registration statement receives a full review by the SEC), or if the registration is suspended other than as permitted in the registration rights agreement between the Company and the investors, the Company is obligated to pay the investors certain fees in the amount of 1% of the aggregate amount invested, per month, and the obligations may be deemed to be in default.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

                                   ----------

                                 928,835 Shares

                                  Common Stock

                                   ----------

                                   PROSPECTUS

                               September 14, 2006

                                   ----------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.